Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-                ) and the related Prospectus of Frontier Communications Corporation for the registration of $500,000,000 of its 7.875% Senior Notes due 2015, $1,100,000,000 of its 8.250% Senior Notes due 2017, $1,100,000,000 of its 8.500% Senior Notes due 2020 and $500,000,000 of its 8.750% Senior Notes due 2022 and to the incorporation by reference therein of our report dated March 10, 2010, with respect to the special-purpose combined financial statements and schedule of Verizon’s Separate Telephone Operations for the year ended December 31, 2009.

/s/ Ernst & Young LLP

New York, New York

July 2, 2010